Exhibit 10.11.14

CONFIDENTIAL TREATMENT REQUESTED

AMENDMENT #12

TO

MASTER SERVICES AGREEMENT

This Amendment (“Amendment”) effective March 5, 2010 (“Amendment Effective Date”) is between Synacor, Inc, (“Synacor”) and Embarq Management Company, (“Embarq”) under which the parties hereto mutually agree to modify and amend the Synacor Master Services Agreement, MSA No. MSAX063015TPS, dated December 4, 2006 (“Master Services Agreement”) (including the exhibits, schedules and amendments thereto, the “Agreement”) and the Contract Order to Master Services Agreement Between Embarq Management Company and Synacor, Contact Order No. COXX063016TPS (“Contract Order”) (including the exhibits, schedules and amendments thereto). All terms defined herein shall be applicable solely to this Amendment. Any defined terms used herein, which are defined in the Agreement and not otherwise defined herein, shall have the meanings ascribed to them in the Agreement.

In consideration of the premises and mutual covenants herein and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties agree as follows:

1.0	Term

1.1	Section 6.1 of the Master Services Agreement is deleted in its entirety and replaced with the following:

The initial term of this Agreement begins on the Effective Date and will continue for three (3) years from May 1, 2007 (“Initial Term”). The term of this Agreement will automatically renew for a term commencing on May 1, 2010 and ending November 1, 2011 (“Renewal Term”, collectively with the Initial Term, “Term”). After the first Renewal Term, the Term will automatically renew for successive eighteen month terms, unless either Party gives notice of its intent not to renew at least 90 days before the expiration of the Term. For any outstanding Order, the terms of this Agreement will continue in effect until the Order is fulfilled or terminated. This subsection is subject to the early termination rights stated elsewhere in this Agreement.

Sections 2 through 5 herein shall become effective on the first date of the Renewal Term beginning May 1, 2010 and thereafter.

2.0	Fees.

2.1	Section 5.1 of the Contract Order is deleted in its entirety and replaced with the following:

Portal Pricing/Fees. Embarq shall pay Synacor a monthly portal fee of [*] throughout the Term of this Agreement

2.2	Section 5.6 of the Contract Order is deleted in its entirety and replaced with the following:

[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

5.6 Email Monthly Fees. The monthly fees charged Embarq by Synacor to provide Email Service, as described above, will consist of the following:

5.6.1 Embarq shall pay Synacor [*] per month throughout the Term of this Agreement. Synacor will provide to Embarq the actual Active Mailbox count for the purposes of validation of the monthly email fee payment to Synacor, and Embarq will be invoiced monthly based on the number of Active Mailboxes as of the last day of the relevant month.

5.6.2 Embarq shall pay Synacor [*] per month to cover the cost of telecommunications bandwidth to support the email, portal, Internet security, and Premium Product Services.

5.6.3 The monthly flat rate fee of [*] stated in subsection 5.6.1 of this Section is based on the assumption that the average storage per Active Mailbox will not exceed [*]. If average storage per mailbox exceeds [*], Synacor shall charge Embarq [*].

5.6.4 Embarq, per the terms and conditions of the End User License Agreement between Embarq and Embarq Customer, may direct Synacor to terminate particular Active Mailboxes at any time.

5.6.5 Email Best Practice Policies: The Parties hereby agree to maintain best practice policies for Email Services which involve message aging and retention policies for mail folders. The specific retention policies may be adjusted upon agreement by both Parties in accordance with industry best practices and storage/disk utilization. Specifically, the parties will meet and agree upon possible scenarios where e-mail accounts may be suspended for a period of time and will not be deactivated per the terms below. The parties agree that current best practice policies for Email are:

a,	Messages deemed as Spam will reside in the Spam box for fourteen days and will then be purged.

b.	Messages in the Trash box will be purged after fourteen days.

c.	Unread messages held in the Inbox for more than 120 days will be deleted.

d.	Read messages will (other than those in the spam box or trash box) be retained indefinitely.

2.3	Section 5.8 of the Contract Order shall be deleted in its entirety.

2.4	Section 5.11: shall be deleted in its entirety and replaced with the following:

Security Suite Pricing. The monthly fee for the Security Suite product in effect immediately preceding the Amendment Effective Date shall be extended through the initial Renewal Term (and shall still apply if Embarq wishes to add CenturyTcl legacy customers). Should the total number of Embarq Data Subscribers materially increase through merger and/or acquisition related activities; the parties will meet and mutually agree upon updated Security Suite Pricing.

[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.

CONFIDENTIAL TREATMENT REQUESTED

3.0	Definitions.

3.1	The following shall be added to the end of Section 1.5:

Embarq accepts the Century Link branded portal as the portal that is referenced in this definition of “Embarq Portal(s)”.

3.2	The following Section 1.16 is added to the Contract Order:

“Active Mailbox” – shall mean an Email box that has been created and not deactivated at the direction of Embarq. For purposes of this definition, “Active Mailbox” shall include any mailbox that still requires storage and is not deleted. Mailboxes accessible by a user or suspended from the user are still “active”.

4.0	Radio. Section 2.11.3 of the Contract Order is deleted in its entirety and replaced with the following:

Commercial Free Music Radio. If Embarq so chooses, Synacor will incorporate a 40 genre commercial free music radio service into the Embarq Portal(s). The monthly fee Synacor will charge Embarq for this service will be [*].

5.0 Scope of Amendment: This Amendment supersedes all proposals, oral or written, all negotiations, conversations, or discussions between or among parties relating to the subject matter of this Amendment and all past dealing or industry custom. This Amendment shall be integrated in and form part of the Agreement upon execution. All terms and conditions of the Agreement shall remain unchanged except as expressly modified in this Amendment; and the terms of the Agreement, as modified by this Amendment, are hereby ratified and confirmed. Where the terms of the Agreement conflict with those of this Amendment, however, the terms of this Amendment shall control. This Amendment may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the Amendment Effective Date.

SYNACOR, INC.		Embarq Management Company

By:	/s/ Robert F. Cavallari	By:	/s/ Melanie Coleman

Name:	Robert F. Cavallari	Name:	Melanie Coleman

Title:	VP - Finance	Title:	VP Finance Operations Support

[*] = CERTAIN INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION. CONFIDENTIAL TREATMENT HAS BEEN REQUESTED WITH RESPECT TO THE OMITTED PORTIONS.